Exhibit 10.19
FIRST AMENDMENT TO
ALH HOLDING INC. 2015 STOCK OPTION PLAN
This First Amendment (“Amendment”) to the ALH Holding Inc. 2015 Stock Option Plan is entered into on behalf of the Compensation Committee of the Board of Directors of ALH Holding Inc. as of July 14, 2021 (the “Execution Date”).
PRELIMINARY STATEMENTS
1.ALH Holding Inc. (the “Company”) adopted the ALH Holding Inc. 2015 Stock Option Plan on August 31, 2015 (the “Plan”) to foster and promote the long-term financial success of the Company and materially increase stockholder value. Capitalized terms not defined in this Amendment shall have the meanings given them in the Plan.
2.Pursuant to Section 8.1 of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has the discretion to amend the terms of the Plan and any Options, in whole or in part.
3.The Committee desires to amend the terms of the Plan pursuant to this Amendment to add an additional 60,000 shares of Common Stock available for issuance as Options under the Plan.
TERMS
1.Effective Date. The Compensation Committee approved this Amendment to the Plan and the terms contained herein at a Committee meeting on February 4, 2021 (the “Effective Date”) and as reflected in the minutes of such meeting.
2.As of the Effective Date, Section 5.1 of the Plan shall be amended to add an additional 60,000 available shares of Common Stock for issuance as Options under the Plan, which shall bring the total shares of Common Stock available for issuance as Options under the Plan not to exceed a total of 142, 658.921 shares.
3.Except as specifically modified by this Amendment, all other terms and conditions of the Plan are hereby ratified and reaffirmed and shall remain in full force and effect.
The undersigned, executing on behalf of the Committee, hereto has executed this Amendment as of Execution Date to be effective as of the Effective Date.

/s/ Rob Verigan
Rob Verigan